EXHIBIT 3


                                CSW CREDIT, INC.
                                EARNINGS COVERAGE
                           (thousands, except ratios)

                                                        1998

                                        APRIL           MAY            JUNE

Net Income                                  $723           $816            $964
Income Taxes                                 815            878             504
Tax benefit of parent
  company loss                              (25)           (25)            (24)
Interest Expense                           2,786          3,113           3,605
                                      -----------    -----------    ------------
Earnings                                  $4,299         $4,782          $5,049
                                      ===========    ===========    ============


Interest Expense                          $2,786         $3,113          $3,605


Ratio of Earnings
  to Fixed Charges                          1.54           1.54            1.40






                                CAPITAL STRUCTURE
                                  JUNE 30, 1998
                                   (thousands)



Short-term Debt                           $813,350            92%
Common Equity                               67,669             8%
                                        -----------    -----------

           Total                          $881,019           100%
                                        ===========    ===========